Exhibit 1

Form 51-102F3

MATERIAL CHANGE REPORT

ITEM 1:                                        REPORTING ISSUER

MI Developments Inc. (“MID”)

455 Magna Drive

Aurora, ON  L4G 7A9

ITEM 2:                                        DATE OF MATERIAL CHANGE

August 13, 2008

ITEM 3:                                        PRESS RELEASE

On August 13, 2008, a press release (the “Press Release”) describing the material change was issued by MID and delivered to the Ontario Securities Commission and the other Canadian securities regulatory authorities, to the Toronto Stock Exchange, to the New York Stock Exchange and to Canada Newswire for publication and dissemination through its Canadian Custom Disclosure and New York Metro networks.  The Press Release is attached as Schedule A to this report.

ITEM 4:                                        SUMMARY OF MATERIAL CHANGE

On August 13, 2008, MID announced that it had agreed to amend the bridge loan (the “Bridge Loan”) of up to US$110 million provided to Magna Entertainment Corp. (“MEC”) on September 13, 2007 (and amended in May 2008) by a subsidiary of MID (the “MID Lender”), as well as (i) the project financing facility made available in December 2004 by the MID Lender to Gulfstream Park Racing Association, Inc., the subsidiary of MEC that operates the Gulfstream Park racetrack in Florida (the “Gulfstream Facility”), and (ii) the project financing facility made available in July 2005 by the MID Lender to Remington Park, Inc., the subsidiary of MEC that operates the Remington Park racetrack in Oklahoma (together with the Gulfstream Facility, the “Project Financing Facilities”).

The amendment to the Bridge Loan extends the maturity date of the Bridge Loan from August 31, 2008 to September 30, 2008.  The amendments to the Project Financing Facilities extend the deadline for repayment of at least US$100 million under the Gulfstream Facility from August 31, 2008 to September 30, 2008 and provide that any repayments made under the Project Financing Facilities before September 30, 2008 (previously August 31, 2008) will not be subject to a make-whole payment.

The amendments to the Bridge Loan and the Project Financing Facilities are conditional on MEC extending the maturity date of its US$40 million senior secured revolving credit facility with a Canadian chartered bank from August 15, 2008 to September 15, 2008.

ITEM 5:                                        FULL DESCRIPTION OF MATERIAL CHANGE

Amendments to Bridge Loan and Project Financing Facilities

On August 13, 2008, MID announced that it had agreed to amend the Bridge Loan and the Project Financing Facilities.

The amendment to the Bridge Loan extends the maturity date of the Bridge Loan from August 31, 2008 to September 30, 2008.  The amendments to the Project Financing Facilities extend the deadline for repayment of at least US$100 million under the Gulfstream Facility from August 31, 2008 to September 30, 2008 and provide that any repayments made under the Project Financing Facilities before September 30, 2008 (previously August 31, 2008) will not be subject to a make-whole payment.

In connection with the extension of the Bridge Loan, the MID Lender will receive an extension fee of US$527,500 (0.5% of the current commitment under the Bridge Loan).

The amendments to the Bridge Loan and the Project Financing Facilities are conditional on MEC extending the maturity date of its US$40 million senior secured revolving credit facility with a Canadian chartered bank from August 15, 2008 to September 15, 2008.

Background

As previously announced, MEC does not expect to execute its debt elimination plan announced on September 13, 2007 on the originally contemplated time schedule, if at all.  Accordingly, MID management expects that MEC will be unable at August 31, 2008 to repay the MEC Bridge Loan or make the required US$100 million repayment under the Gulfstream Facility.

The amendments are intended to provide MID with time to continue to explore a range of alternatives with respect to its MEC investment, including, without limitation, examining potential amendments to the reorganization proposal received by the Board of Directors of MID (the “MID Board”) on March 31, 2008 and evaluating whether or to what extent MID might participate in a recapitalization or restructuring of MEC.

Special Committee Process

The amendments to the Bridge Loan and the Project Financing Facilities (the “Amendments”) were reviewed and considered by the Special Committee of independent directors of MID comprised of Mr. Neil Davis, as Chairman, and Messrs. John Barnett, Phil Fricke and Manfred Jakszus (the “Special Committee”).  The MID Board determined that each of the members of the Special Committee is independent of MID management and of MEC and is free from any interest and any business or other relationship that could, or could reasonably be perceived to, materially interfere with his ability to act with a view to the best interests of MID.

Based upon, among other things, the recommendations of, and discussions with, management of MID, discussions with management of MEC, considering the advice of its advisors and the advisors to MID, and its own review and consideration of the Amendments, the Special Committee unanimously recommended that the MID Board approve the Amendments.

After considering the recommendation of the Special Committee and its own review and consideration of the Amendments, the MID Board approved the Amendments unanimously

(excluding Mr. Stronach, who declared his interest and abstained from voting on the resolution because he is also a director and Chief Executive Officer of MEC).

Formal Valuation and Minority Approval Exemptions

MID is not required to obtain a formal valuation in respect of the Amendments because they are related party transactions that are described in paragraphs (j) or (l) of the definition of related party transaction in Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”).  Subsection 5.4(1) of MI 61-101 provides that only related party transactions described in paragraphs (a) to (g) of the definition of related party transaction are subject to the formal valuation requirement.

MID is exempt from the minority approval requirement of MI 61-101 in respect of the Amendments pursuant to paragraph (a) of subsection 5.7(1) of MI 61-101 because neither the fair market value of the subject matter of, nor the fair market value of the consideration for the Amendments, exceeds 25% of MID’s market capitalization.  25% of MID’s market capitalization calculated in accordance with MI 61-101 for the purposes of transactions agreed to by MID in August 2008 is C$250,727,616.83 (US$244,434,353.65).(1)

Prior Valuation

To the knowledge of MID and its directors and senior officers, there are no prior valuations (as such term is defined in MI 61-101) relating to or otherwise relevant to the Amendments that are required to be disclosed by MI 61-101.

Date of Material Change Report

This material change report is being filed less than 21 days before the date of the closing of the Amendments, which, in MID’s view, is both reasonable and necessary in the circumstances as the terms of the Amendments were settled and approved by the MID Board on August 13, 2008, and MEC requires immediate funding to address its short-term liquidity concerns.  The Amendments will be filed by MID on SEDAR at www.sedar.com and on the U.S. Securities and Exchange Commission’s website at www.sec.gov.

ITEM 6:                                        RELIANCE ON SUBSECTION 7.1(2) OF NATIONAL INSTRUMENT 51-102

This report is not being filed on a confidential basis.

ITEM 7:                                        OMITTED INFORMATION

Not applicable.

(1)                                  Based on the Bank of Canada C$/US$ noon rate on July 31, 2008 of 0.9749.

ITEM 8:                                        EXECUTIVE OFFICER

The following executive officer of MID is knowledgeable about the material change and this report:

Richard J. Crofts
Executive Vice-President, Corporate Development,
General Counsel and Secretary
(905) 726-7505

ITEM 9:                                        DATE OF REPORT

DATED August 13, 2008.

by	(signed) “Richard J. Crofts”
Richard J. Crofts
Executive Vice-President, Corporate Development, General Counsel and Secretary

SCHEDULE A

MI Developments Inc.

455 Magna Drive
Aurora, Ontario L4G 7A9
Tel (905) 713-6322
Fax (905) 713-6332

MI DEVELOPMENTS ANNOUNCES AMENDMENTS TO

MAGNA ENTERTAINMENT BRIDGE LOAN AND PROJECT FINANCING FACILITIES

August 13, 2008, Aurora, Ontario, Canada – MI Developments Inc. (TSX: MIM.A, MIM.B; NYSE: MIM) today announced that it and one of its wholly-owned subsidiaries (collectively, “MID”) have agreed to amend the bridge loan (the “Bridge Loan”) provided in September 2007 (and amended in May 2008) to Magna Entertainment Corp. (“MEC”), as well as the project financing facilities (the “Project Financings”) provided in connection with MEC’s racing and alternative gaming facilities at Gulfstream Park in Florida and Remington Park in Oklahoma.

The maturity date of the Bridge Loan will be extended from August 31, 2008 to September 30, 2008. In addition, MID will extend the deadline for repayment of at least US$100 million under the Gulfstream Park facility from August 31, 2008 to September 30, 2008 (during which time any repayments made under either of the Project Financings will not be subject to a make-whole payment). In connection with the extension of the Bridge Loan, the MID Lender will receive an extension fee of US$527,500.  The amendments are conditional on MEC extending the maturity date of its US$40 million senior secured revolving credit facility with a Canadian chartered bank from August 15, 2008 to September 15, 2008.

The MID Board approved the amendments to the Bridge Loan and the Project Financings after considering, among other things, a recommendation from a Special Committee of independent directors.  The amendments are intended to provide MID with time to continue to explore a range of alternatives with respect to its MEC investment, including, without limitation, examining potential amendments to the reorganization proposal received by the MID Board of Directors on March 31, 2008 and evaluating whether or to what extent MID might participate in a recapitalization or restructuring of MEC.

MID will file a material change report immediately upon filing of this press release.  The material change report will be filed less than 21 days before the date of the closing of the amendments, which, in MID’s view, is both reasonable and necessary in the circumstances as the terms of the amendments were settled, and approved by MID’s Board of Directors, on August 13, 2008, and MEC requires immediate funding to address its short-term liquidity concerns.  For more details on the amendments, please refer to the material change report.  In addition, the amendments to the Bridge Loan and the Project Financings will be filed by MID on SEDAR at www.sedar.com  and on the SEC’s website at www.sec.gov.

About MID

MID is a real estate operating company focusing primarily on the ownership, leasing, management, acquisition and development of a predominantly industrial rental portfolio for Magna International Inc. and its subsidiaries in North America and Europe.  MID also acquires land that it intends to develop for mixed-use and residential projects.  MID holds a controlling interest in MEC, North America’s number one owner and operator of horse racetracks, based on revenue, and one of the world’s leading suppliers, via simulcasting, of live horse racing content to the growing intertrack, off-track and account wagering markets.

For further information about this press release, please contact Richard Smith, MID’s Executive Vice-President and Chief Financial Officer, at 905-726-7507.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of applicable securities legislation.  Forward-looking statements may include, among others, statements relating to the reorganization proposal and the terms and conditions of such proposal.  Words such as “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe”, “intend”, “plan”, “forecast”, “project”, “estimate” and similar expressions are used to identify forward-looking statements.  Forward-looking statements should not be read as guarantees of future events or results and will not necessarily be accurate indications of whether or the times at or by which such future events or results will be achieved.  Undue reliance should not be placed on such statements.  Forward-looking statements are based on information available at the time and/or management’s good faith assumptions and analyses, and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company’s control, that could cause actual events or results to differ materially from such forward-looking statements.  Important factors that could cause such differences include, but are not limited to the risks that the parties may not proceed with the reorganization proposal delivered to the Company on March 31, 2008, and if the parties decide to proceed with a transaction, the terms of such transaction may differ from those that are currently contemplated by the proposed reorganization.  Other important factors are set forth in the “Risk Factors” section in MID’s Annual Information Form for 2007, filed on SEDAR at www.sedar.com and attached as Exhibit 1 to MID’s Annual Report on Form 40-F for the year ended December 31, 2007, which investors are strongly advised to review.  The “Risk Factors” section also contains information about the material factors or assumptions underlying such forward-looking statements.  Forward-looking statements speak only as of the date the statements were made and unless otherwise required by applicable securities laws, MID expressly disclaims any intention and undertakes no obligation to update or revise any forward-looking statements contained in this press release to reflect subsequent information, events or circumstances or otherwise.